UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2010

Mesa Air Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-15495	85-0302351
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

410 North 44th Street, Suite 700
Phoenix, Arizona    85008
(Address of principal executive offices including zip code)

(602) 685-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03    Bankruptcy or Receivership.

On January 5, 2010, Mesa Air Group, Inc. (the "Company") announced that it had commenced a financial restructuring through the voluntary filing of petitions to reorganize under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). The Company continues to operate its business as "debtor-in-possession" under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

During the restructuring, the Company will continue to operate as normal, without interruption, which includes its code-share agreements with its partners US Airways, United Airlines and Delta Air Lines. Mesa's go!-Mokulele joint venture, an independent Hawaiian inter-island operation, is not included in the filing and will continue to operate its full flight schedule.

On January 5, 2010, the Company issued a press release with respect to the foregoing events.  A copy of the press release is being filed as Exhibit 99.1 to this report and is incorporated by reference into this Item 1.03.

Item 2.04    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The filing of the bankruptcy petitions described in Item 1.03 above constituted an event of default under certain indentures pursuant to which the Company has issued outstanding notes with an aggregate principal amount outstanding of approximately $35.9 million. The occurrence of an event of default under these indentures gives rise to acceleration rights thereunder. The Company's bankruptcy filing also triggers an event of default that gives rise to acceleration rights under certain other financing arrangements to which the Company or a subsidiary of the Company is a party. The ability of creditors of the Company to seek remedies to enforce their rights against the Company under the debt instruments and other agreements described above, including the above-referenced indentures, is automatically stayed as a result of the filing of the reorganization cases, and the creditors' rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 5, 2010, the Company received a letter from The Nasdaq Stock Market (the "Exchange") indicating the Staff's determination that the Company's securities will be delisted from the Exchange. This decision was reached by Nasdaq under Listing Rules 5101, 5110, 5110(b) and IM-5101-1 in view of the January 5, 2010 announcement by the Company of a voluntary filing by the Company for relief under Chapter 11 of the U.S. Bankruptcy Code described under Item 1.03 above. The Company does not intend to take any further action to appeal the Exchange's decision. Accordingly, trading of the Company's common stock will be suspended at the opening of business on January 14, 2010, and a Form 25-NSE will be filed with the Securities and Exchange Commission ("SEC") which will remove the Company's common stock from listing and registration on the Exchange.

The Company's common stock will not be immediately eligible to trade on the OTC Bulletin Board or in the "Pink Sheets." The Company's common stock may become eligible if a market maker makes application to register in and quote such securities in accordance with SEC Rule 15c2-11 (a "Form 211"), and such application is cleared. Only a market maker, not the Company, may file a Form 211.

On January 6, 2010, the Company issued a press release with respect to the foregoing event.  A copy of the press release is being filed as Exhibit 99.2 to this report and is incorporated by reference into this Item 3.01.

Item 9.01    Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press release, dated January 5, 2010
99.2	Press release, dated January 6, 2010

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MESA AIR GROUP, INC.

Date: January 6, 2010

By: /s/ BRIAN S. GILLMAN

Name: BRIAN S. GILLMAN
Title: Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated January 5, 2010 Also provided in PDF format as a courtesy.
99.2	Press release, dated January 6, 2010 Also provided in PDF format as a courtesy.